Exhibit 10.5
NON-NEGOTIABLE
PROMISSORY NOTE

$1,350,000.00	Menomonee Falls, Wisconsin
January 21, 2011

The undersigned, DCDC Acquisition Company LLC, a Wisconsin limited liability company (“Maker”), for value received, promises to pay to Tier Electronics LLC, a Wisconsin limited liability company (“Payee”), at such place as Payee shall from time to time direct, the principal sum of ONE MILLION THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,350,000.00) plus interest on the outstanding principal balance accruing from the date hereof at a fixed annual interest rate equal to eight percent (8%), in lawful money of the United States of America.  Interest shall be computed on the basis of a 360-day year.

The principal balance and accrued interest hereunder shall be due and payable in accordance with the following schedule: (i) all interest accrued hereunder during the previous one (1) month period shall be due and payable on the one (1) month anniversary of the date hereof and on each monthly anniversary of the date hereof thereafter until the third (3rd) anniversary of the date hereof, which is the date the last interest payment shall be due hereunder; and (ii) the sum of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) shall be due and payable on the first (1st) anniversary of the date hereof and on each anniversary of the date hereof thereafter until the third (3rd) anniversary of the date hereof, which is the date the last principal payment shall be due hereunder.  If any date for the payment of principal and/or interest hereunder shall be a Saturday, Sunday or legal holiday in the United States, then such payment shall be made on the first regular business day immediately following such date.

Notwithstanding the foregoing, in the event that (i) Payee or current and/or former members of Payee are obligated to pay any amount of income taxes relating solely and exclusively to income from operations of Payee for Payee’s tax year ending December 31, 2010, and (ii) Payee has not previously made tax distributions to its members for the estimated payment of such amount, Maker shall, within five (5) business days after actual receipt of written notice from Payee containing reasonably detailed evidence of the amount of such income tax obligations of Payee or Payee’s current and/or former members (after giving effect to any applicable state or federal deductions), make a prepayment hereunder in the aggregate amount of such income tax obligations in accordance with the prepayment provisions set forth below.

Further notwithstanding the foregoing, if at any time prior to the payment in full of the unpaid principal balance and accrued interest hereunder the federal capital gains rate applicable to Payee is greater than fifteen percent (15%) and/or the State of Wisconsin capital gains rate applicable to Payee is greater than five and 425/1,000 percent (5.425%), then the principal amount hereunder (retroactive to the date hereof) shall be increased by an amount equal to the product of (i) the aggregate amount of federal and state capital gain realized by Payee in connection with the transactions contemplated by the Purchase Agreement (as defined below), multiplied by (ii) the difference between (A) the combined federal and State of Wisconsin capital gains rate as of the date of calculation, minus (B) the combined federal and State of Wisconsin capital gains rate of twenty and 425/1,000 percent (20.425%) as of the date hereof.  Any adjustment to the principal amount hereunder pursuant to the terms and conditions of this paragraph shall be effected by increasing the amount of the last payment due hereunder without affecting the next regularly-scheduled payment(s) hereunder.  For purposes of this paragraph, “Payee” shall include, without limitation, Jeffrey Reichard, the sole member of Tier Electronics LLC, or such other person who bears the ultimate tax liability on such capital gains.  It is the intent of this paragraph to benefit the ultimate taxpayer on such capital gains against any increase in the capital gains rates applicable to Payee during the period when this Note is outstanding.

This Note is secured by the pledge by Maker of certain collateral pursuant to that certain Collateral Pledge Agreement dated as of the date hereof between Maker and Payee.

Maker reserves and shall have the right at any time without notice, bonus or penalty to prepay all or any portion of the unpaid principal balance and accrued interest hereunder.  Maker may require presentation of this Note for endorsement of the prepayment in case prepayment is in part, or for surrender in case prepayment is in full.  Any partial prepayment shall first be applied to accrued interest and then to the payment of principal.

Maker shall be in default on this Note upon the occurrence of any of the following:

(a)           Any payment of principal or interest is not made when due, and such nonpayment continues for fifteen (15) days following written notice by Payee to Maker.

(b)           Maker becomes the subject of bankruptcy or insolvency proceedings that are not dismissed within thirty (30) days.

(c)           A Maker Parent Change in Control occurs.  “Maker Parent Change in Control” means any transaction or series of transactions resulting in any of the following:  (i) the acquisition by one or more Unrelated Purchasers (as defined below) of all or substantially all of the assets of Maker Parent (as defined below); (ii) the acquisition of equity interests constituting more than fifty percent (50%) of the issued and outstanding equity interests of Maker Parent by one or more Unrelated Purchasers, including, without limitation, pursuant to a purchase of stock, plan of merger, share exchange or consolidation; or (iii) a combination or plan of merger involving Maker Parent in which one or more Unrelated Purchasers hold more than fifty percent (50%) of the economic and voting interests of the surviving entity.  “Unrelated Purchaser” means any person or entity other than Maker Parent or an Affiliate of Maker Parent.  “Maker Parent” means ZBB Energy Corporation, the owner of all of the membership interests of Maker.  “Affiliate” means, as to any entity, any person or other entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, such entity.  A person or entity shall be deemed to control another entity if the controlling person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting securities, by contract or otherwise.

(d)           Maker Parent ceases to hold at least eighty percent (80%) of the economic and voting interests of Maker.

(e)           Maker is in default, and such default continues for five (5) business days following written notice by Payee to Maker, on the performance of any covenant of Maker contained in Section 9.1(a) or Section 9.1(b) of the Purchase Agreement (as defined below).

Upon a default, the unpaid principal balance and all accrued interest hereunder shall, at the option of Payee and without notice, mature and become immediately due and payable.  In the event that Payee engages an attorney or collection agency to assist with the collection of any past due amounts hereunder, Maker shall reimburse Payee for all reasonable fees and expenses incurred by Payee by reason thereof.

This Note is issued pursuant to that certain Asset Purchase Agreement dated as of the date hereof by and among Maker, Payee, Jeffrey Reichard and ZBB Energy Corporation (the “Purchase Agreement”).  The Purchase Agreement contains provisions for set-off by Maker against amounts due under this Note under certain circumstances specified in the Purchase Agreement.  Reference is made to the Purchase Agreement for relevant provisions which bear upon this Note. Notwithstanding anything contained herein to the contrary, any set-off by Maker of amounts due under this Note permitted by the terms of the Purchase Agreement shall not be deemed to be a default by Maker hereunder, but any set-off by Maker not permitted by the terms of the Purchase Agreement shall be deemed to be a default by Maker hereunder.

No delay or omission on the part of Payee in exercising any right or option given to Payee shall impair such right or option or be considered as a waiver thereof or acquiescence in any default hereunder.

Maker hereby waives presentment, demand, notice of dishonor and protest.

This Note may be amended only by a writing signed by the parties to be charged.

This Note shall be construed and enforced in accordance with the laws of the State of Wisconsin, without reference to choice of law or conflicts of law principles.

During any period of default by Maker under this Note, the entire remaining  principal  amount and accrued interest under this Note during  such default period will accrue interest at a rate equal to the lesser of (i) four percent (4%) plus the interest rate that would have otherwise been charged hereunder, or (ii) the maximum rate permitted by applicable law.

[Signature page follows]

MAKER:

DCDC ACQUISITION COMPANY LLC

By:	/s/ Eric C. Apfelbach
Eric C. Apfelbach, President
and Chief Executive Officer

Signature page to Note